Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ISATORI ESTIMATES PRELIMINARY YEAR-END 2013 RECORD REVENUES

Company Announces Potential Record Breaking Month-End (December),

Fourth Quarter and Yearly Revenues at Historic Highs

DENVER, COLORADO, (Market Wired – January 15, 2014) -- iSatori, Inc., (OTCQB: IFIT), an emerging leader in the development and marketing of scientifically engineered nutritional supplements for healthier lifestyles, today announced preliminary estimates for year-end gross revenues for its financial performance.  The Company estimated that its expected gross sales for calendar year-end 2013 approached $12.7 million. This compares quite favorably to calendar year 2012 sales of $10.8 million, nearly a 17% increase.

For the fourth quarter ended December 31, 2013, the Company estimated its fourth quarter sales at approximately $4.1 million. This compared quite favorably for the Company’s fourth quarter 2012 gross sales of $2.6 million, an increase of over 52%, or $1.4 million.

For the month ended December 31, 2013, total estimated gross revenues were $2.1 million. This result, coupled with the fourth quarter result, was the first ever $4.0 million, or better, quarter in the Company’s history.

CEO, Stephen Adele exclaimed, “Since inception, iSatori has generated a cumulative gross revenue exceeding $80 million.  We are hopeful that in 2014, this cumulative total will next exceed $100 million. This does not include backlog of over $112,000 carried into January 2014.  This is the first time that the Company, in its 12-year history, has generated a quarter of gross revenues exceeding $4.0 million with a commensurate backlog of sales.  We are extremely gratified by these results.  Obviously, we believe that iSatori is moving ahead at a record breaking pace.  We thank everyone who has made this possible.”

About iSatori, Inc.

iSatori, Inc. is a consumer products firm that develops and sells nutritional products in the performance, weight loss, and energy markets through online marketing, Fortune 500 retailers, and thousands of retail stores around the world.  More information about the Company is available at www.iSatori.com.

Forward-Looking Statements

Statements made in this news release relating to the Company’s future sales, expenses, revenue, product developments, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in demand for the Company’s products, the availability and price of ingredients necessary to manufacture such products, and the outcome of any current or future litigation regarding such products or similar products of competitors.  All forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update any such statement.

Contacts:

iSatori, Inc.

Stephen Adele, 303-215-9174

PR@isatori.com

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